EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Stratagene Corporation on Form S-4 of our report on the financial statements of Hycor Biomedical Inc., dated March 26, 2004 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a change in accounting for goodwill and intangible assets), appearing in Registration Statement No. 333-109420 of Stratagene Corporation on Form S-4.

/s/ DELOITTE & TOUCHE LLP

Costa Mesa, California
June 1, 2004